Exhibit 99

News Release

FOR RELEASE –– MARCH 22, 2012

Corning Names Dr. David L. Morse Chief Technology Officer

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced that the company’s board of directors is expected to elect David L. Morse, Ph.D., as executive vice president and chief technology officer at its meeting on April 26, 2012. His appointment will be effective May 1, at which time he will also become a member of Corning’s management committee.

Dr. Morse will succeed Dr. Joseph A. Miller, Jr., 70, who is retiring on April 30, 2012. Dr. Miller served 11 years as Corning’s executive vice president and chief technology officer.

“Corning has a long track record of producing life-changing inventions, and we are confident that Dr. Morse will build upon this legacy of success,” said Wendell P. Weeks, chairman, chief executive officer, and president. “Under his leadership, the research organization has delivered technical innovations to enable Corning’s most recent new products in glass and ceramics, including EAGLE XG® LCD glass, Corning® Gorilla® Glass, and ClearCurve® multimode optical fiber.”

Dr. Morse, 59, has 36 years of experience in Corning’s technology organization. He joined Corning in 1976 as a composition scientist in glass research, and most recently served as senior vice president and director of corporate research for the Science & Technology organization.

Dr. Morse is a member of the National Academy of Engineering, and chairman of the McDonnell International Scholars External Advisory Committee at Washington University in St. Louis. He also serves on the board of industry advisors for the International Materials Institute for New Functionality in Glass (MI-NFG) and the National Science Foundation Board on Chemical Sciences and Technology.

Dr. Morse is a graduate of Bowdoin College and received his doctorate in chemistry from the Massachusetts Institute of Technology. He and his wife, Susan, reside in Corning. They have three grown children.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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